Exhibit 5.1
27 December, 2007

Yingli Green Energy Holding Company Limited	DIRECT LINE:	(852) 28429523
No. 3055 Middle Fuxing Road	E-MAIL:	teresa.tsai@conyersdillandpearman.com
Baoding 071051	OUR REF:	TT/rc/256522 (M#872004)
People’s Republic of China	YOUR REF:
Dear Sirs,
Yingli Green Energy Holding Company Limited (the “Company”)
We have acted as special Cayman legal counsel to the Company in connection with the Yingli Green Energy Holding Company Limited 2006 stock incentive plan as amended by the directors (the “Directors”) and shareholders (the “Shareholders”) of the Company on 17 April, 2007 and 11 May, 2007, respectively (the “2006 Plan”), pursuant to which 8,240,658 shares of US$0.01 each (the “Reserved Shares”) have been reserved for issue.
For the purposes of giving this opinion, we have examined and relied upon copy of the 2006 Plan.
We have also reviewed the third amended and restated memorandum of association (the “MOA”) and the articles of association of the Company (the “Articles” and together with the MOA, the “Constitutional Documents”) adopted by the Shareholders pursuant to written resolutions passed on 11 May, 2007 and effective from 13 June, 2007, written resolutions of all the Directors and written resolutions of all the Shareholders, both passed on 28 December, 2006, approving the 2006 Plan pursuant to which 3,394,054 shares of US$0.01 each were reserved for issue, written resolutions of all the Directors passed on 17 April, 2007 and written resolutions of all the Shareholders passed on 11 May, 2007 approving the number of shares reserved under the 2006 Plan be increased to 8,240,658 (collectively, the “Resolutions”), a certificate of good standing issued by the Registry of Companies in respect of the Company dated 10 December, 2007 and such other documents and made such enquiries as to questions of Cayman Islands law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 27 December, 2007 (the “Registration Statement”) and other documents reviewed by us; and (iii) no person is aware of any improper purpose for the issue of the Reserved Shares.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands and assume that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.
On the basis of and subject to the foregoing, we are of the opinion that:
(1)	The Company is duly incorporated and existing under the laws of the Cayman Islands.
(2)	The Reserved Shares have been duly authorised and, when issued and paid for as contemplated by the 2006 Plan, will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman